EMBARGO UNTIL 1:30 PST

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Fourth Quarter 2016 Results

REDWOOD CITY, CA — February 8, 2017 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its fourth quarter ended December 31, 2016. Revenues for the fourth quarter were $2.1 million, compared with revenues of $2.0 million for the third quarter ended September 30, 2016, and $2.7 million for the comparable quarter of 2015.

License revenue for the fourth quarter of 2016 was $1.1 million, consistent with the prior quarter and $1.2 million for the comparable quarter of 2015. The majority of the fourth quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the fourth quarter of 2016, BroadVision posted a  net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.4 million, or $0.48 per basic and diluted share, as compared with a  GAAP net loss of $2.4 million, or $0.50 per basic and diluted share, for the third quarter of 2016 and a  GAAP net loss of $3.3 million, or $0.68 per basic and diluted share, for the comparable quarter of 2015.

Full-year 2016 revenues totaled $7.9 million, with a  GAAP net loss of $9.5 million, or $1.93 per basic and diluted share, compared to 2015 revenues of $9.4 million and a  GAAP net loss of $11.4 million, or $2.36 per basic and diluted share.

As of December 31, 2016, the Company had $19.7 million of cash and cash equivalents and short-term investments, compared to a combined balance of $21.8 million as of September 30, 2016 and $29.1 million as of December 31, 2015.

“BroadVision's global Vmoso partner network has continued to expand, and in Q4 we added NTT Communications as our major Vmoso strategic partner," said Dr. Pehong Chen, President and CEO of BroadVision. "NTT Communications is the largest telecommunications company in Japan, and has endorsed Vmoso as a key initiative in knowledge-driven enterprise communication and collaboration. The relationship expands Vmoso’s distribution footprint with enhanced sales channels, public and private cloud deployment capacities, and technical and strategic consulting, systems integration, and customer support capabilities in key markets across four continents.”

Conference Call Information

BroadVision management will host a conference call today, Wednesday, February 8, 2017, at 2:00PM Pacific Standard Time (PST). The conference call may be accessed by dialing: 1-888-771-4371, with pin code 44194496. Callers outside North America should call +1-847-585-4405 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. Afterwards, an audio recording of the call will also be available on the Company’s website at www.BroadVision.com.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding BroadVision’s ability to continue to expand its global Vmoso partner network and its ability to derive enhanced channels and capabilities from its strategic partnership with NTT Communications, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include without limitation uncertainty regarding market acceptance of BroadVision’s products and services, BroadVision’s ability to sell Vmoso to its existing customers and new customers, BroadVision’s ability to provide reliable, scalable and cost-efficient Cloud-based offerings, BroadVision’s ability to effectively compete in its intensely competitive market and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs, requirements or preferences, and the other risks set forth in BroadVision’s most recent annual report on Form 10-K, as amended, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements except as required by law. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$19,704	$29,131
Other current assets	2,082	2,849
Total current assets	21,786	31,980
Other non-current assets	207	230
Total assets	$21,993	$32,210
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$4,396	$5,783
Other non-current liabilities	734	918
Total liabilities	5,130	6,701
Total stockholders' equity	16,863	25,509
Total liabilities and stockholders' equity	$21,993	$32,210

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Software licenses	$1,147	$1,183	$4,227	$4,414
Services	911	1,494	3,713	5,028
Total revenues	2,058	2,677	7,940	9,442
Cost of revenues:
Cost of software revenues	39	31	172	152
Cost of services	731	1,145	3,150	3,341
Total cost of revenues	770	1,176	3,322	3,493
Gross profit	1,288	1,501	4,618	5,949
Operating expenses:
Research and development	1,579	1,812	6,768	7,219
Sales and marketing	821	1,207	4,000	4,889
General and administrative	980	889	3,804	3,501
Total operating expenses	3,380	3,908	14,572	15,609
Operating loss	(2,092)	(2,407)	(9,954)	(9,660)
Other (expense) income, net	(294)	(902)	517	(1,748)
Loss before provision for income taxes	(2,386)	(3,309)	(9,437)	(11,408)
Provision for income taxes	(3)	(10)	(48)	(29)
Net loss	$(2,389)	(3,319)	(9,485)	(11,437)
Earnings per share, basic and diluted:
Basic and diluted net loss per share	$(0.48)	$(0.68)	$(1.93)	$(2.36)
Shares used in computing:
Weighted average shares-basic and diluted	4,951	4,882	4,924	4,857